SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com



June 9, 2010

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth St. NW
Washington, D.C. 20549
Via fax: 202-772-9252
Or 202-772-9251

Ladies and Gentlemen:


The firm of Seale and Beers, CPAs was previously principal accountant for FormCap Corp. (the "Company"). We have audited the Company's financial statements for the years ended December 31, 2008 and 2007, and have reviewed its financial statements for the nine months ended September 30, 2009. We were engaged March 23, 2010 to audit the Company's financial statements for the year ended December 31, 2009 and we were dismissed from the Company as principal accountants on May 13, 2010. We have read the Company's statements included in its Form 8-K/A dated
May 13th, 2010.

We agree with the Company's statements that we disagreed with the Company on matters of accounting principles and practices in conjunction with activity during the three months ending December 31, 2009. Specifically:

- The Company is unable to reasonably support its valuation of a barren oil and gas lease acquired during the quarter.

- The Company is using unreasonable inputs for a Black-Scholes Model valuation of the warrant portion of a share-warrant package into which debt issued during the quarter can be converted, for purposes of evaluating whether there is a beneficial conversion feature associated with the convertible loan. Specifically, the Company is assuming 20% expected volatility, a 12% risk-free rate of return and a 180-day option life
(where the options do not ever expire) resulting in the material undervaluation of the fair market value of the options.

These items, which were not resolved, would have caused us to qualify our opinion, had we issued one.

We have no knowledge of the Company's consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs





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